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                                                                    EXHIBIT 5.1

                      [SHERMAN & HOWARD L.L.C. LETTERHEAD]


                                February 13, 2001


General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska 99503--2781

Ladies and Gentlemen:

         Re:  Registration Statement on Form S-3

         We have acted as counsel to General Communication, Inc., an Alaska corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") relating to the sale of up to 4,500,000 shares of class A common stock of the Company, no par value ("Common Stock"), of which all such shares will be sold from time to time by the selling shareholders named in the Registration Statement, as set forth therein.

         We have examined Company's Restated Articles of Incorporation and Amended and Restated Bylaws and the minutes of the proceedings of the Board of Directors of the Company authorizing the original issuance of the Common Stock.

         Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the selling shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and are validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                                 Very truly yours,

                                                 /s/ SHERMAN & HOWARD L.L.C.